FOR IMMEDIATE RELEASE	EXHIBIT 99.1 Contact: Julie Beynon 212-826-3513
Web Site: www.hartmarx.com

HARTMARX FIRST QUARTER RESULTS ADVERSELY IMPACTED BY TIMING

OF SHIPMENTS AND ACTIONS TO REDUCE TAILORED CLOTHING OPERATIONS;

COMPANY REAFFIRMS 2007 FULL-YEAR SALES AND EARNINGS GUIDANCE

CHICAGO, March 29, 2007 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its first quarter ended February 28, 2007. Sales were $120.0 million in 2007 compared to $144.2 million in 2006. The net loss was $3.4 million or $.09 per diluted share in 2007 compared to net earnings of $2.6 million or $.07 per diluted share in 2006.

Homi B. Patel, chairman and chief executive officer of Hartmarx Corporation, commented, "Our first quarter results reflect the previously announced negative outlook for the first portion of fiscal 2007, resulting from conditions affecting the men's tailored clothing product lines. Despite the poor first quarter operating results, we continue to expect a significant earnings recovery for the full year of 2007 compared to 2006. We are maintaining our previously announced full year guidance of revenues in the $585 - $600 million range with diluted earnings per share in the range of $.50 - $.56. We are starting to realize the benefits from the actions we initiated last year and we expect to return to profitability in the second quarter with significant favorable comparisons to the prior year occurring in the second half of the year.

Mr. Patel continued, "As previously announced, approximately $13 million of Spring advance tailored clothing orders for a major customer have been shifted from the first quarter last year to the second quarter this year. Also, last year's first quarter included $3.9 million of revenues and related earnings applicable to two moderate priced tailored clothing licenses that were not renewed for 2007. First quarter operating results this period were further impacted adversely by retailer chargebacks and allowances and disposition of certain inventories from discontinued product lines, as well as from the residual effects of the actions initiated last year to reduce our investment in the moderate priced tailored clothing lines marketed principally to the mainstream department store channel. This included the unfavorable manufacturing overhead absorption emanating from reduced production schedules related to the final winddown of a coat sewing facility closed during the first quarter. Moderate priced brands marketed principally to the mainstream department store channel represented approximately 13% of first quarter sales this year compared to 18% last year.

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               "Our other product categories performed satisfactorily. Tailored clothing and sportswear at the better and luxury price points are selling well at retail. The women's businesses, which represented approximately 25% of consolidated revenues for the first quarter this year compared to 16% in last year's first quarter, had improved sales and earnings. The recently acquired One Girl Who . . . and Zooey brands contributed $3.6 million to first quarter sales and had a diluted per share loss of $.01, reflecting required purchase accounting adjustments. These acquisitions are on track to contribute positively to operating earnings for the full year and we continue to pursue acquisition candidates that meet our clearly defined strategic criteria. We are also actively investing in ongoing operations that serve the better, bridge and luxury price points while reducing our exposure to the mainstream department store channel. In that regard, we will be opening a Hickey-Freeman retail store in downtown San Francisco this Fall and we seek additional retail opportunities in other major metropolitan areas. During the second quarter, we will be vacating a New York selling office which served several moderate priced tailored clothing brands, reducing annualized operating costs by approximately $.9 million," Mr. Patel concluded.

The first quarter operating loss was $3.3 million in 2007 compared to operating earnings of $6.3 million in 2006. The gross margin rate was 33.4% this year compared to 33.5% in 2006, as lower tailored clothing margins were substantially offset by the favorable impact of product mix changes. Selling, general and administrative expenses were $43.9 million in 2007 compared to $42.8 million in 2006. The $1.1 million increase reflected, among other things, incremental expenses of $2.3 million related to the One Girl Who . . . and Zooey product lines. Interest expense was $2.2 million this year compared to $2.1 million in 2006. Total debt of $134.3 million at February 28, 2007 declined $13.7 million from the year earlier level and reflected favorable working capital reductions from the year earlier period and after considering $20 million of payments related to acquisitions and $8.3 million related to share repurchases. The Company repurchased 85,300 of its shares during the first quarter, pursuant to the October, 2005 authorization to repurchase up to two million shares; repurchases to date have aggregated approximately 1.4 million shares at an average cost of $6.74 per share.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Society Brand, Racquet Club, Naturalife, Pusser's of the West Indies, Royal, Brannoch, Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Pine IV, Wörn, One Girl Who . . ., Zooey and b.chyll. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Burberry men's tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, DKNY Donna Karan New York, Pierre Cardin, Perry Ellis, Lyle & Scott, Golden Bear, Jag and Starington. The Company's broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should" or "will" or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements.

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The statements could be significantly impacted by such factors as the level of consumer spending for men's and women's apparel, the prevailing retail environment, the Company's relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company's business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company's periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company's results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

-- Financial Summary Follows --

-- UNAUDITED FINANCIAL SUMMARY -- (000's omitted, except per share amounts)

Statement of Earnings	Three Months Ended February 28,
	2007	2006

Net sales	$120,045	$144,204
Licensing and other income	483	783
	120,528	144,987
Cost of goods sold	79,922	95,909
Selling, general & administrative expenses	43,879	42,766
	123,801	138,675
Operating earnings (loss)	(3,273)	6,312
Interest expense	2,186	2,107
Earnings (loss) before taxes	(5,459)	4,205
Tax (provision) benefit	2,047	(1,620)
Net earnings (loss)	$(3,412)	$2,585

Earnings (loss) per share:
Basic	$(.09)	$.07
Diluted	$(.09)	$.07

Average shares: Basic	36,043	36,801
Diluted	36,043	37,510

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Statement of Earnings	February 28,
	2007	2006

Cash	$3,881	$2,395
Accounts receivable, net	101,428	138,272
Inventories	166,031	162,826
Prepaid expenses and other assets	20,120	16,867
Goodwill and intangible assets	85,975	75,475
Deferred income taxes	41,455	47,670
Prepaid/intangible pension asset	38,176	35,963
Net fixed assets	33,454	36,807
Total Assets	$490,520	$516,275

Accounts payable and accrued expenses	$90,297	$88,548
Total debt	134,325	148,012
Accrued pension liability	8,498	29,912
Shareholders' equity	257,400	249,803

Total liabilities and shareholders' equity	$490,520	$516,275

Book value per share	$7.04	$6.71

Selected cash flow data:
Capital expenditures	$1,064	$1,141
Depreciation of fixed assets	1,286	1,365
Amortization of intangible assets, long-lived
assets and stock compensation expense	1,719	1,459

This information is preliminary and may be changed prior to filing Form 10-Q. No investment decisions should be based solely on this data.